KMG AMERICA CORPORATION

EXECUTIVE INCENTIVE COMPENSATION PLAN

ARTICLE I

GENERAL PROVISIONS

1.1           Purposes. The Executive Incentive Compensation Plan (the “Plan”) is intended to assist KMG America Corporation (the “Company”) and its affiliates to:

a.	recruit and retain the caliber of executives necessary to sustain the success of the Company;
b.	support corporate financial growth and operational objectives;
c.	establish a performance based rewards culture;
d.	encourage among executives a high level of ownership of Company stock;
e.	recognize the past and ongoing contributions of the Company’s founders;
f.	reward individuals based on objective measurement tempered by judicious management discretion; and

g.	align the interests of the Company’s management with those of the Company and its stockholders.

1.2           Components. The Plan will consist of three programs functioning in concert to accomplish the above objectives. They will include an annual incentive plan, a long-term incentive plan and equity ownership targets.

1.3           Administration of the Plan. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”). The Committee shall have the authority to interpret and construe the Plan and to adopt all necessary rules and regulations for administering the Plan. All decisions and determinations of the Committee with respect to the Plan shall be final and binding on all parties.

ARTICLE II

PARTICIPATION

2.1          Eligibility and Participation. Executive officers of the Company shall be eligible to participate in the Plan and the Committee shall have the sole authority to designate participants (“Participants”) in the Plan.

ARTICLE III

ANNUAL INCENTIVE COMPENSATION PLAN

3.1           Annual Incentive Performance Goals, Amount of Bonus Pool and Target Bonus. The Annual Incentive Compensation Plan (“AICP”) is designed to support the Company’s annual financial performance goals. Following the beginning of each fiscal year of the Company (“Plan Year”), the Committee shall, in its sole discretion, determine the amount of bonus pool for Participants for such Plan Year (“Bonus Pool”) and the performance goals for each Participant. The performance goals may relate to the Company, to individual participants or such other criteria as the Committee deems appropriate. The Committee shall establish the amount of the Bonus Pool to which each Participant may be eligible by multiplying each Participant’s base rate of salary by a percentage value assigned by the Committee to each Participant. Annually, the CEO shall be eligible for an award ranging from 0% to 200% of annual base salary and the other executive Participants shall be eligible for awards ranging from 0% to 100% of annual base salary.

3.2          Evaluation of Performance Goals for the Prior Plan Year. Within ninety (90) days following the end of each Plan Year, the Committee shall determine for Participants the extent to which the performance goals for the previous Plan Year have been attained. The Committee may determine that a Participant’s award for the Plan Year shall be less or more than the amount earned by such Participant under the Plan, provided that, in no event shall the aggregate of all such awards exceed the Bonus Pool. Subject to the terms of any employment agreement between a Participant and the Company, only Participants who are performing services for the Company as of the last day of any Plan Year shall be eligible to receive an award for such Plan Year. The Committee shall determine if a Participant is performing services at the end of a Plan Year.

3.3           Payment of Awards. The payment of awards under the Plan shall generally be made in cash. The Committee may elect to make payment to Participants in restricted stock or a combination of cash and restricted stock. The Company shall pay awards due under the Plan, less applicable payroll and other withholdings, within 30 days following determination of the awards. Any awards of restricted stock shall be made pursuant to the Company’s 2004 Equity Incentive Plan.

ARTICLE IV

LONG-TERM INCENTIVE COMPENSATION PLAN

4.1           Purpose. The Long-Term Incentive Compensation Plan (“LTICP”) is designed to support the Company’s financial performance goals. Under the LTICP, participants are granted stock-based awards that vest when certain Company financial targets are achieved. The awards are intended to compensate management fairly compared to executives of peer companies and not solely in the achievement of ownership goals.

4.2           Committee’s Sole Discretion . The Committee will have sole discretion to determine financial performance goals for any award made to the CEO and executive Participants pursuant to the LTICP and shall determine the timing, amount and vesting requirements of such awards.

4.3           2004 Equity Incentive Plan. All equity based awards under the LTICP will be made pursuant to the Company’s 2004 Equity Incentive Plan and will be subject to the availability of shares of Company Common Stock under that Plan.

ARTICLE V

EQUITY OWNERSHIP PLAN

5.1            Purpose. Significant ownership of Company Common Stock by executives of the Company is essential to ensuring the on-going viability of the Company. An ownership position by executives will provide them with a perspective that leads to appropriate emphasis on day-to-day operations, annual objectives and long-term goals. The Equity Ownership Plan (“EOP”) promotes these objectives through individual stock ownership targets and stock-based grants.

5.2           Ownership Targets. The Committee will establish an initial stock ownership target for each member of the Company’s executive management based on position and other factors deemed relevant by the Committee. The Committee expects that ownership targets will be achieved in no less than five years. Achievement of annual and long-term incentive performance goals is expected to result in adequate stock-based awards to meet ownership targets. After an executive achieves the initial ownership target, the target will increase following the exercise or vesting of a stock-based award according to a formula approved by the Committee. All shares of Common Stock held by an executive will count toward the ownership target, including shares held directly and shares held beneficially. The Company’s Board of Directors may, in its sole discretion, award incremental stock based awards to assist executives in meeting ownership targets. Any stock based awards will be made under the Company’s 2004 Equity Incentive Plan.

ARTICLE VI

MISCELLANEOUS

6.1           No Enlargement of Employee Rights. Nothing in the Plan shall be construed to create or imply any contract of employment between any Participant and the Company, to confer upon any Participant any right to continue in the employ of the Company or to confer upon the Company any right to require any Participant’s continued employment.

6.2           Rights Not Alienable. Any rights provided to a Participant under the Plan may not be assigned, transferred or alienated, except by will or pursuant to the laws of descent and distribution, and shall be earned only by the Participant.

6.3           Other Compensation Plans. The adoption of the Plan shall not affect any other compensation plans in effect for the Company, nor shall the Plan preclude the Company from establishing any other forms of compensation for employees, officers or directors of the Company.

6.4           Amendment and Termination of Plan. The Company may amend, modify or terminate the Plan at any time, but any such amendment, modification or termination shall not adversely affect any rights of the Participants with respect to the Plan, which had been awarded prior to such amendment, modification or termination.

6.5          Governing Law. The Plan shall be interpreted and governed under the laws of the Commonwealth of Virginia.

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